HISTORICAL FINANCIAL HIGHLIGHTS(1) (dollars in thousands, except per share data)

	2002	2001	2000	1999	1998

	(revised)	(revised)	(revised)	(revised)	(revised)

Gross revenues(2)	$97,510	$80,526	$80,891	$76,543	$64,773
Earnings from continuing operations before cumulative effect of change in accounting principle	43,078	25,730	35,167	32,901	30,891
Net earnings	48,058	28,963	38,251	35,311	32,441
Total assets	954,108	1,006,628	761,611	749,789	685,595
Total long-term debt	384,589	435,333	360,381	350,971	292,907
Total equity	549,141	564,640	393,901	391,362	383,890
Cash dividends paid to common stockholders	51,178	38,637	37,760	37,495	35,672
Cash dividends paid to preferred stockholders	4,010	-	-	-	-
Weighted average common shares:
Basic	40,383,405	31,539,857	30,387,371	30,331,327	29,169,371
Diluted	40,588,957	31,717,043	30,407,507	30,408,219	29,397,154
Per share information:
Earnings from continuing operations before cumulative effect of change in accounting principle:
Basic	0.97	0.82	1.16	1.05	1.03
Diluted	0.97	0.81	1.16	1.05	1.02
Net earnings:
Basic	0.97	0.81	1.16	1.16	1.11
Diluted	1.09	0.91	1.26	1.16	1.10
Dividends paid to common stockholders	1.270	1.260	1.245	1.240	1.230
Dividends paid to preferred stockholders	2.250	-	-	-	-
Other data:
Funds from operations (3)	57,881	44,616	43,949	46,044	42,517
Cash flows provided by (used in):
Operating activities	58,705	38,008	50,198	47,876	41,260
Investing activities	39,983	(24,422)	(22,372)	(64,436)	(145,643)
Financing activities	(103,925)	(8,802)	(28,965)	18,447	103,665

(1)

In accordance with Financial Accounting Standard Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) issued by the Financial Accounting Standards Board, the consolidated statements of earnings have been revised from those originally reported for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 to reflect separately the results of discontinued operations for properties sold during the nine months ended September 30, 2003. The revision had no impact on the consolidated balance sheets, statements of stockholders’ equity or statements of cash flows. The revisions had no impact on net earnings or net earnings per share for the years ended December 31, 2002, 2001, 2000, 1999 and 1998.

(2)

Gross revenues include revenues from the Company’s continuing and discontinued operations. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations in the income statement to include a component of an entity. Accordingly, the results of operations related to these certain properties that have been classified as held for sale or have been disposed of in 2002 have been reclassified to earnings from discontinued operations.

10	thirteen consecutive years of increased dividends

(3)

Funds From Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. For purposes of the Company, FFO is net earnings excluding depreciation, gains and losses on the disposition of real estate and non-recurring items of income and expense of the Company, and the Company's share of these items from the Company's unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance. FFO does not necessarily represent cash provided by operating activities in accordance with accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it is predicated on cash flow analysis. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

The following table reconciles FFO to their most directly comparable GAAP measure, net earnings available to common stockholders for the years ended December 31:

	2002	2001	2000	1999	1998

	(revised)	(revised)	(revised)	(revised)	(revised)

Reconciliation of funds from operations:
Net earnings available to common stockholders	$44,048	$28,963	$38,251	$35,311	$32,441
Real estate depreciation and amortization:
Continuing operations	9,728	7,182	7,459	7,150	5,468
Discontinued operations	600	474	379	419	398
Partnership real estate depreciation	479	63	63	64	64
Expenses incurred in acquisition of advisor	-	12,582	1,521	9,824	5,501
Loss (gain) on disposition and impairment of real estate:
Continuing operations	2,256	(4,648)	(4,091)	(6,724)	(1,355)
Discontinued operations	770	-	-	-	-
Cumulative effect of change in accounting principle	-	-	367	-	-

Funds from operations	$57,881	$44,616	$43,949	$46,044	$42,517

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